Exhibit 99.1

PFO Global Announces Reorganization

and Additional Funding

IRVING, TX--(Marketwired - November 25, 2015) - PFO Global, Inc. (OTCQB: PFGB), the innovative manufacturer and commercial provider of advanced prescription lenses, finished eyewear and vision technologies, today announced it has taken strategic operational steps focused on achieving cash flow break even through a targeted reduction in operating costs.

The initiative, led by a streamlining of its management organization, involves the elimination of certain positions by December 31, 2015. Positions include Executive Vice President of Engineering, Chief Financial Officer, Executive Vice President of Operations and Executive Vice President of Information Technology. The Company also eliminated certain engineering and marketing positions to reduce its operating costs.

The Company also announced that it sold an aggregate of $252,000 in principal amount of an 8% original issue discount senior secured convertible debenture to Hillair Capital Investments L.P. for an aggregate purchase price of $225,000 on November 13, 2015. The Company also issued to Hillair a five year warrant to purchase an aggregate of 126,000 shares of its common stock.

“We are focused on achieving near term cash flow breakeven through the prudent and responsible reduction of certain executive positions. We believe these reductions will result in a material reduction in overhead, while not directly affecting growth in our top line revenues. These efforts remain consistent with our goal of creating sustainable long term shareholder value,” said Ruedi Suter, President and CEO of PFO Global.

About PFO Global

PFO Global is an innovative manufacturer and commercial provider of advanced prescription lenses, finished eyewear and vision technologies targeted for the global optometrists marketplace. PFO Global's uniquely interactive manufacturing, fulfillment and proprietary online ordering systems combine with its eyewear lens product lines intended to meet the broad array of eyewear markets, from the independent eye care professional offices to finished eyewear products for US Healthcare Entitlement Programs, such as Medicaid and Medicare.

Safe Harbor Statement

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact Information

•	Investor Relations: PFO Global Inc. Rudolf Suter 817-251-4333